SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549




                                       FORM 8-K


                                    CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15 (d) OF
                         THE SECURITIES EXCHANGE ACT OF 1934



           Date of Report (Date of earliest event reported) March 24, 1997




                                 Tejon Ranch Company
                   (Exact Name of Registrant Specified in Charter)


                Delaware                1-7183              77-0196136
            (State or other          (Commission          (IRS Employer
            jurisdiction of          File Number)      Identification No.)
             Incorporation)



          4436 Lebec Road, Lebec, California                         93243
          (Address of principal executive offices)               (Zip Code)


          Registrant's telephone number, including area code (805) 327-8481

                                    Not Applicable
            (Former name or former address, if changed since last report)


          Item 2.  Acquisition or Disposition of Assets.

          On March 10, 1997, the Company completed the purchase of certain assets from Champion Feeders, Inc., a cattle feedlot company in western Texas. The assets purchased include land, a feed mill, cattle pins, office and shop buildings, all rolling stock, inventory and intangibles. No debt or material liabilities of Champion Feeders, Inc. were assumed in the purchase of these assets. The purchase price for these assets is $3.5 million plus inventory value as of February 28, 1997 and will be accounted for as a purchase. The purchase price of the assets was based upon a dollar value per head of capacity at the feedyard and the fair market value of assets purchased. The acquisition of these assets was consummated pursuant to an Asset Purchase Agreement dated as of February 28, 1997. For a more complete understanding of the structure of the transaction, reference should be made to the Asset Purchase Agreement that is attached to this report as
          Exhibit 2.1.

          The purchase of these assets allows the Company to begin to meet its long-term objective of becoming vertically integrated within the beef industry. The assets purchased will allow the Company to own and operate a cattle feedyard operation in western Texas.

          Item 7(a).   Financial Statements of Businesses Acquired.

          Included herein are the historical audited financial statements of Champion Feeders, Inc., listed in the index below. These statements are included because the income effect before income taxes exceeds 10% of such consolidated income. The Company is only purchasing the assets described above and not assuming any debt or material liabilities of Champion Feeders, Inc.

               INDEX TO FINANCIAL STATEMENTS OF CHAMPION FEEDERS, INC.


                                                                       Page
          Historical Financial Statements of Champion Feeders, Inc.     3
          Report of Independent Auditors                                4
          Balance Sheets as of December 31, 1996 and 1995               5
          Statements of income for the years ended
          December 31, 1996 and 1995                                    7
          Statements of Stockholders' Undistributed Income for years
          ended December 31, 1996 and 1995                              8
          Statements of Cash Flows for the years ended
          December 31, 1996 and 1995                                    9
          Notes to Financial Statements                                11



                                CHAMPION FEEDERS, INC.

                             Audited Financial Statements

                        Years Ended December 31, 1996 and 1995



          Brown, Graham & Company
          Professional Corporation
          Certified Public Accountants
          218 West 3rd, Hereford, Texas 79045
          (806) 364-3741


                             INDEPENDENT AUDITOR'S REPORT

          To the Board of Directors
          of Champion Feeders, Inc.
          Hereford, Texas

          We have audited the accompanying balance sheets of Champion Feeders, Inc. (a Texas corporation) (the Company) as of December 31, 1996 and 1995, and the related statements of income, stockholders' undistributed income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts of disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Champion Feeders, Inc. as of December 31, 996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

          Brown, Gorham & Company, P.C.

          Hereford, Texas
          February 10, 1997

          CHAMPION FEEDERS, INC.
          BALANCE SHEETS
          DECEMBER 31,1996 AND 1995

                                        ASSETS

                                                  1996          1995

           CURRENT ASSETS

            Cash in Bank-Note 9                 $    2,422     $    2,424
            Trade Accounts Receivable-
            Notes 1,2,6, & 8                     3,189,514      2,821,322

            Miscellaneous and Employee
            Accounts Receivable-Note 2             155,305        576,089

            Notes Receivable and Accrued
            Interest Receivable-Note 5           2,210,261      1,872,629

            Inventories-Raw Materials-
            Notes 1 & 6                            340,334        296,624
            Prepaid Expenses                        35,546         35,581

               Total Current Assets              5,933,382      5,604,679

           PROPERTY, PLANT AND EQUIPMENT:-
           NOTE 1

            Land                                   131,709        131,709
            Buildings and Improvements           1,476,529      1,455,233

            Machinery and Equipment                713,498        686,152

                                                 2,321,736      2,273,094

            Less Accumulated Depreciation       (1,876,866)    (1,849,054)
               Total Property, Plant and
               Equipment                           444,870        424,040

           OTHER ASSETS                                136            136

           TOTAL ASSETS                         $6,378,388     $6,028,855

          The accompanying notes are an integral part of these financial statements.

          CHAMPION FEEDERS, INC.
          BALANCE SHEETS
          DECEMBER 31,1996 AND 1995

                         LIABILITIES AND STOCKHOLDERS' EQUITY


                                                   1996           1995

           CURRENT LIABILITIES

            Bank Overdraft                      $1,132,214      $  124,322
            Payable-Cattle Clearing                119,791          64,885

            Payable-Grain Commitments              130,543          96,885

            Accounts Payable
             Trade Accounts-Commodities            451,192         651,946

             Trade Accounts-Other                  148,593         117,730

             Employee Profit Sharing Plan-
             Notes 1 & 4                             3,940           5,791

             Champion Employees-Note 3                   0          23,754
             Credit Accounts Receivable                554          13,424

            Accrued Expenses-Note 7                 60,765          38,081

            Notes Payable-Note 6                 3,338,397       3,338,397

               Total Current Liabilities         5,385,989       4,475,215

           STOCKHOLDERS' EQUITY

            Common Stock-Authorized
            2,000,000 shares $1 par, issued
            384,000 shares and 480,000
            shares                                 384,000         480,000

            Additional Paid-in Capital             300,000         300,000

            Stockholders' Undistributed
            Income-Note 1                          863,073       1,088,314
            Less Treasury Stock, 216,000
            shares and 120,000 shares-Note
            10                                    (554,674)       (314,674)

               Total Stockholders' Equity          992,399       1,553,640

                                                $6,378,388      $6,028,855
          The accompanying notes are an integral part of these financial statements.

          CHAMPION FEEDERS, INC.
          STATEMENTS OF INCOME
          YEARS ENDED DECEMBER 31,1996 AND 1995

                                                   1996           1995

           SALES AND SERVICES-Note 2           $15,109,489    $15,586,183

           COST OF SALES:

            Inventory Beginning of Year            296,624        338,402
            Purchases                           12,640,290     12,966,548
             Total Available for Sale           12,936,914     13,304,950

            Less:  Ending Inventory               (340,334)      (296,624)

             Cost of Sales                      12,596,580     13,008,326
           GROSS PROFIT ON SALES                 2,512,909      2,577,857

           OPERATING EXPENSES

            Yard Expenses                          537,026        624,542

            Feedmill Expenses                      345,929        409,264
            Feed Delivery Expenses                 196,434        228,294

            Office and Administrative
            Expenses-Notes 1, 4, & 7               609,629        735,905

             Total Operating Expenses            1,689,018      1,998,005

           INCOME FROM OPERATIONS                  823,891        579,852
           OTHER INCOME & (EXPENSES)

            Interest Income-Note 2                 249,642        233,674

            Income from Far (Net of expenses
            of $7,338 and $5,593)                    1,543          1,782

            Miscellaneous Income                    30,367         22,818
            Interest Expense-Note 2               (242,707)      (184,688)

             Total Other Income & (Expenses)        38,845         73,586

           NET INCOME-Note 1                   $   862,736    $   653,438
          The accompanying notes are an integral part of these financial statements.

          CHAMPION FEEDERS, INC.
          STATEMENT OF STOCKHOLDERS' UNDISTRIBUTED INCOME
          YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                   1996           1995
           Balance-Beginning of Year           $ 1,088,314     $1,130,367

           Net Income for Current Year             862,736        653,438

           Distributions to Stockholders        (1,087,977)      (695,491)
           Balance-End of Year                 $   863,073     $1,088,314

          The accompanying notes are an integral part of these financial statements.

          CHAMPION FEEDERS, INC.
          STATEMENTS OF CASH FLOWS
          YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                   1996           1995
           Cash Flows from Operating
           Activities:

            Net Income                           $ 862,736      $ 653,438
            Adjustments to Reconcile Net
            Income to Net Cash

            Depreciation Expense                    85,852         75,263

            (Increase) Decrease in Current
            Assets                                (328,705)      (168,732)

            Increase (Decrease) in Current
            Liabilities                            910,774         (9,460)
           Net Cash Flow From Operating
           Activities                            1,530,657        550,509

           Cash Flows From Investing
           Activities:

            Purchase of Equipment &
            Improvements                          (106,682)      (122,752)

           Net Cash Flow From Investing
           Activities                             (106,682)      (122,752)
           Cash Flows From Financing
           Activities

            Proceeds from Short-Term Debt                0        267,734

            Payment to Stockholders'
            Distributions                       (1,087,977)      (695,491)

            Purchase of Treasury Stock            (336,000)             0
           Net Cash Flows From Financing
           Activities                            1,423,977        427,757

           Net Increase (Decrease) in Cash              (2)             0

           Cash at the Beginning of Year             2,424          2,424

           Cash at the End of Year                   2,422          2,424
           Supplemental disclosures of cash
           flows information

            Cash Paid During the Year for
            Interest                           $   219,305    $   182,200
          The accompanying notes are an integral part of these financial statements.

          CHAMPION FEEDERS, INC.
          STATEMENT OF CASH FLOWS
          YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                   1996           1995

           Changes in Components of Current
           Assets and Current Liabilities
           for Cash Provided by Operating
           Activities:

           Current Assets-(increase)
           decrease
            Trade accounts receivable          ($  368,182)   ($  287,668)

            Miscellaneous and employees
            accounts receivable                    420,784       (258,172)

            Notes receivable and accrued
            interest receivable                   (337,632)       335,876

            Inventories                            (43,710)        41,778
            Prepaid Expenses                            35           (546)

           Net increase (decrease) in
           current assets                      ($  328,705)   ($  168,732)

           Current liabilities-increase
           (decrease) in current liabilities

            Bank overdraft                      $1,007,892     $  193,591
            Payable-cattle clearing                 54,906       (419,658)

            Payable-grain commitments               33,658          4,906

            Accounts payable

             Trade commodities                    (200,754)       180,611
             Trade other                            30,863         17,513

             Employees profit-sharing plan          (1,851)           227

             Champion Employees                    (23,754)             0

             Credit accounts receivable            (12,870)         9,963
            Accrued expenses                        22,684          3,387

           Net increase (decrease) in
           current liabilities                   $  910,774   ($    9,460)
          The accompanying notes are an integral part of these financial statements.


          CHAMPION FEEDERS, INC.
          NOTES TO FINANCIAL STATEMENTS
          YEARS ENDED DECEMBER 31, 1996 AND 1995

          NOTE 1.   Accounting Policies

          General:
          Champion Feeders, Inc. (the Company) is a Texas Corporation which operates a commercial feed lot about three miles northeast of Hereford, Texas, with a capacity of approximately 33,500 head. The Company feeds cattle for customers and does not feed any of its own cattle.

          Method of Writing off Receivables:
          The Company sells its products primarily to customers whose accounts are generally paid the next month after billing. Occasionally, no monthly payments are made and the customer's entire feed cost is deducted from the gross proceeds received from the packer for sale of the customer's cattle. Management does not consider any accounts receivable to be uncollectible.

          Depreciable Assets and Depreciation:
          The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using straight line, declining balance, double declining balance, and accelerated methods for both financial reporting and income tax purposes.

          The useful lives of property, plant, and equipment for purposes of computing depreciation are:
               Building and Improvements          10-20 years
               Machinery and Equipment             5-10 years

          Inventories:
          Inventories consisting of feed commodities and veterinary medical supplies are stated at the lower of cost determined by the first-in, first-out method or average cost or market.

          Federal Income Taxes:
          The Company operates as an S corporation for federal income tax purposes under Section 1361 of the Internal Revenue Code. As a result, the income of the Company is taxed for federal income tax purposes to the stockholders instead of the Company; therefore, no provisions for federal income taxes is made on the financial statements.

          Profit-Sharing Plan Accounting and Funding Policies:
          The Company has a profit-sharing plan that covers substantially all employees. Profit-sharing costs include current service costs, which are accrued and funded on a current basis.

          NOTE 2.   Transactions with Related Parties

          Sales and services to related parties included in the gross sales amount for the years ended December 31, 1996 and 1995 are $5,978,114 and $5,866,948 respectively. Interest income includes $10,934 and $11,653 from related parties respectively at December 31, 1996 and 1995. Accounts receivable for feed sales at December 31, 1996 and 1995 of $831,147 and $633,127 are from related parties. Also included in accounts receivable at December 31, 1996 and 1995 is $21,232 and $70,657 from employees. Interest expense paid to related parties includes $123,424 and $127,976 for the years ended December 31, 1996 and 1995 respectively. Miscellaneous accounts receivable includes $151,835 and $575,511 due from a related party at December 31, 1996 and 1995. The related parties are stockholders and entities controlled by the stockholders. The manager of the feed yard is a stockholder of the Company.

          The Company sells a substantial portion of its product to a related party. During 1996 and 1995, sales to that customer aggregated $4,414,443 and $5,012,495, respectively. At December 31, 1996 and 1995, amounts due from that customer included in trade accounts receivable, were $322,075 and $348,180, respectively. These amounts are included in the total related party amounts in the preceding paragraph.

          NOTE 3.   Accounts Payable-Champion Employees

          The Company finances and feeds cattle periodically for the employees of the feed yard, who share in the profits on these cattle based on their length of service to the Company. The account payable of $23,754 is profit on these cattle which had not been paid to the employees at December 31, 1995.

          NOTE 4.   Profit-Sharing Plan and Expenses

          The Company sponsors a contributory profit-sharing plan that covers substantially all groups of its employees. Profit-sharing costs include current service costs, which are accrued and funded on a current basis. During the years ended December 31, 1996 and 1995, contributions to the plan charged to operations, were $42,595 and $52,692, respectively. Contributions to the plan are based upon 3% of salary for the employee, and 7% of salary for the employer, for contributing and participating employees.

          NOTE 5.   Notes Receivable

          The Company has lent $2,169,672 and $1,837,743 at December 31, 1996 and 1995 to customers of the feed yard to finance cattle. The notes accrue interest at a rate of one and one-half percent (1 1/2%) over prime, adjusted monthly, and are secured by first liens on the cattle. The total amount of accrued interest on these notes at December 31, 1996 and 1995 is $40,589 and $34,886.

          NOTE 6.   Notes Payable

          Following is a summary of notes payable at December 31, 1996 and 1995.

                                                          1996        1995

           Notes payable to stockholders on
           demand, unsecured, with interest
           accruing monthly at one percent over
           prime.                                   $  900,000  $  900,000

           Notes payable to FirstBank Southwest
           of Hereford due July 11, 1997 and May
           30, 1996, respectively, with interest
           at 1% over prime and secured by
           pledges of accounts receivable, notes
           receivable, and inventory.                2,000,000   2,000,000
           Notes payable to individual on demand,
           unsecured with interest accruing
           monthly at 9%.                              146,132           0

           Notes payable to stockholders on
           demand, unsecured with interest
           accruing monthly at 9%.                     292,265     438,397

                                                    $3,338,397  $3,338,397

          NOTE 7.   Accrued Compensated Absences

          Employees of the Company are entitled to paid vacation, depending on job classification, length of service, and other factors. It is impracticable to estimate the amount of compensation for future absences, and accordingly, no liability has been recorded in the accompanying financial statements. The Company's policy is to recognize the cost of compensated absences when actually paid to employees.

          NOTE 8.   Contingent Liability

          Under the terms of an agreement with FirstBank Southwest of Hereford, Texas, the Company has agreed to subordinate all feed and medicine charges of CFII, a cattle feeding partnership made up of all of the stockholders of the Company. Proceeds from the sale of cattle owned by CFII will first be applied to principal and interest on loans advanced by FirstBank Southwest of Hereford Texas, before paying the feed accounts receivable owed to the Company. The total amount of feed accounts for possible subordination ranges from $0 to $400,779 for the partnership's cattle on feed at December 31, 1996 and from $0 to 179,527 for the cattle on feed at December 31, 1995.

          NOTE 9.   Cash in Bank

          The Company maintains cash balances at one financial institution, which are insured by the Federal Deposit Insurance Corporation up to $100,000.

          NOTE 10.  Subsequent Event

          In 1988, the shareholders entered into a buy-sell agreement whereby at the demand of either the Company or a deceased shareholder's successors in interest, their individual shares would be repurchased for an "asset value" per share, which is set by the shareholders at the annual meeting. One of the 20% shareholders was deceased on December 21, 1995, which caused a buy-sell agreement to become effective. Pursuant to the agreement, the Company repurchased the deceased shareholder's shares as treasury stock for $3.50 per share, on demand of the deceased shareholder's successor in interest.

          Item 7(b).  Pro Forma Financial Information

                           TEJON RANCH CO. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME


          Effective March 10, 1997, the Company purchased certain assets from Champion Feeders, Inc., a cattle feedlot company in western Texas. The assets purchased include land, a feed mill, cattle pins, office and shop buildings, all rolling stock, inventory and intangibles. No debt or material liabilities of Champion Feeders, Inc. were assumed in the purchase of these assets. The purchase price for these assets is $3.5 million plus inventory as of February 28, 1997.

          The following unaudited pro forma combined statement of financial position and statement of income gives effect to the acquisition of assets as a purchase. The pro forma combined statement of financial position and statement of income assumes that the acquisition occurred at the beginning of the period being
          presented.   For purposes of the pro forma presentation the 1996
          audited statements of income of Tejon Ranch Co. and Champion Feeders, Inc. have been combined.

          For purposes of the pro forma combined statement of income, the purchase price of the assets was based upon a dollar value per head of capacity at the feedyard and the fair market value of assets purchased. The Company believes the purchase price approximates the fair value of assets being purchased.

          The Tejon Ranch Co. unaudited pro forma combined statement of income is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations that would have been reported had the acquisition occurred on the date indicated, nor does it represent a forecast of the consolidated results of operations of the Company for any future period. Furthermore, no effect has been given in the unaudited pro forma statement of income for operating and synergistic benefits that may be realized through the purchase of the above assets. The Tejon Ranch Co. unaudited pro forma combined statement of income should be read in conjunction with the historical financial statements and related notes of Champion Feeders, Inc., included herein, and the Company's historical consolidated financial statements and related notes.

                                 TEJON RANCH COMPANY
      UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                         For the Year Ended December 31, 1996


                                          CHAMPION      PRO FORMA      PRO FORMA
                               TEJON (a)     (b)        ADJUSTMENTS     COMBINED

       Assets:

       Current Assets:
        Cash and Cash
        Equivalents             693,000       2,000       (2,000) (c)     693,000

        Marketable                                                     16,287,000
       Securities            20,127,000         ---   (3,840,000) (d)

        Accounts Receivable   4,303,000   5,555,000   (5,555,000) (c)   4,303,000

        Inventories           3,430,000     340,000           --- (e)   3,770,000
        Pre-paid and Other
       Current Assets         1,319,000      36,000      (36,000) (c)   1,319,000

       Total Current Assets  29,872,000   5,933,000   (9,433,000)      26,372,000

        Property and
       Equipment, Net        16,270,000     445,000    3,031,000  (e)  19,746,000

       Other Assets:
        Breeding Herd         1,054,000         ---                     1,054,000

        Other Assets            173,000         ---       24,000  (e)     197,000

       Total Assets          47,369,000   6,378,000   (6,378,000)      47,369,000

       Liabilities and
       Stockholders' Equity
       Current Liabilities:

        Trade Accounts
        Payable                 488,000   1,987,000   (1,987,000) (c)     488,000

        Other Accrued
        Liabilities             569,000      61,000      (61,000) (c)     569,000

        Current Deferred
       Income                   265,000         ---                       265,000
        Income Taxes Payable    856,000         ---                       856,000

        Short-term Note       2,808,000   3,338,000   (3,338,000) (c)   2,808,000

        Current Portion of
       Long-Term Debt           200,000         ---                       200,000
       Total Current
       Liabilities            5,186,000   5,386,000   (5,386,000)       5,186,000


        Long-term Debt, Less
       Current Portion        1,800,000          ---                    1,800,000

        Deferred Income
       Taxes                  2,651,000          ---                    2,651,000

       Stockholders' Equity:
        Common Stock          6,341,000     384,000     (384,000) (c)   6,341,000

        Additional Paid-In
       Capital                  387,000     300,000     (300,000) (c)     387,000

        Treasury Stock              ---    (555,000)     555,000  (c)         ---

       Defined Benefit
       Plan-Funding
       Adjustment, Net of
       Taxes                   (256,000)        ---               ---   (256,000)
        Unrealized Gains
       (Losses) on
       Available-For-Sale
       Securities, Net of
       Taxes                      7,000         ---               ---       7,000

        Retained Earnings    31,253,000     863,000     (863,000) (c)  31,253,000

       Total Stockholders'
       Equity                37,732,000     992,000         (992,000)  37,732,000

       Total Liabilities and
       Stockholders' Equity  47,369,000   6,378,000       (6,378,000)  47,369,000
          See accompanying notes

          Item 7(b).  Pro Forma Financial Information

                                 TEJON RANCH COMPANY
                   UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                         For the Year Ended December 31, 1996

                                                       PRO FORMA     PRO FORMA
                             TEJON (a)    CHAMPION    ADJUSTMENTS    COMBINED
                                            (b)
      Revenues:

        Livestock            5,481,000          ---                   5,481,000
        Farming              9,107,000          ---                   9,107,000

        Oil & Minerals       1,356,000          ---                   1,356,000

        Commercial &         1,643,000          ---                   1,643,000
        Land Use

        Feedlot Operations         ---   15,141,000                  15,141,000
        Interest Income      1,308,000      250,000   (227,000) (g)   1,331,000

      Total Revenues        18,895,000   15,391,000   (227,000)      34,059,000

      Expenses:
        Livestock            5,028,000          ---                   5,028,000

        Farming              5,973,000          ---                   5,973,000

        Oil & Minerals         200,000          ---                     200,000

        Commercial &         2,001,000          ---                   2,001,000
        Land Use
        Feedlot Operations         ---   13,676,000    215,000  (h)  13,891,000

        Corporate Expenses   2,590,000      610,000                   3,200,000

        Interest Expense       295,000      243,000                     538,000

      Total Expenses        16,087,000   14,529,000     215,000      30,831,000


      Income Before Income   2,808,000      862,000    (442,000)      3,228,000
      Taxes

      Income Tax (f)         1,123,000      345,000    (177,000)      1,291,000
      Net Income             1,685,000      517,000    (265,000)      1,937,000

      Net Income Per Share        0.13                                     0.15

        See accompanying notes

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


          (a)  Information from 1996 audited financial statements.

          (b)  Information from 1996 audited financial statements.

          (c) Elimination of assets and liabilities not purchased or assumed in the transaction.

          (d)  Purchase price of assets and inventory.

          (e) Allocation of purchase price to fixed assets, inventory, and goodwill acquired.

          (f)  Income Taxes are calculated at an estimated tax rate of 40%.

          (g) Reduction in interest income due to cash purchase of feedlot assets.

          (h) Depreciation increases due to booking assets acquired at fair market value. Average useful life of combined assets purchased is 10 years.


          Item 7(c).  Exhibits.                             Page Number

          2.1  Asset Purchase Agreement dated as of              22
               February 28, 1997.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated March 6, 1997
                                             TEJON RANCH COMPANY





                                             Allen E. Lyda
                                             Vice President Finance and
                                             Treasurer



                                    EXHIBIT INDEX

          Exhibit
          Number              Description                       Page Number

          2.1       Asset Purchase Agreement dated as of              22
                    February 28, 1997.


                               Asset Purchase Agreement



               This Asset Purchase Agreement dated as of the 28th day of February, 1997, (this "Agreement"), between CHAMPION FEEDERS, INC., a Texas corporation ("Seller"), and for certain purposes, three of its shareholders, Dave Hopper, Gordon Dutterer and Joe Mendiburu ("individually, a "Shareholder" and collectively, the "Shareholders"), on the one hand, and TEJON RANCH FEEDLOT, INC., a California corporation ("Buyer"), on the other hand.

                                 W I T N E S S E T H:

               WHEREAS, Seller is engaged in, among other things, the cattle feeding business known as Champion Feeders located near Hereford, Texas (the "Business");

               WHEREAS, Buyer desires to acquire, and Seller desires to sell, substantially all of the assets and business of the Business as a going concern, upon the terms and conditions hereinafter set forth;

               WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution, delivery and performance of this Agreement and certain additional agreements related to the transactions contemplated hereby;

               NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

               1.   Sale of Assets and Business by Seller.

                    1.1 Sale of Assets. Pursuant to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase, all of the assets, properties, rights and interests (other than those assets described in Section 1.3 below) of Seller, wherever located, of every type and description, whether real, personal or mixed, and whether tangible or intangible, which, as of the Closing (as defined in Article 4 hereof), are used or held for use in connection with, which are generated by, derived from or attributable to, or which otherwise relate to, the business of the Business (collectively, the "Assets"), including, but not limited to:

                         (a) all accounts receivable (except as noted in Section 2.3 below) and general intangibles of a similar nature arising after the Closing;

                         (b) all prepaid expenses and similar items, the benefit of which may be effectively transferred to Buyer, including, without limitation, advance payments, security deposits and other prepaid items, to be apportioned pursuant to
          Section 7.3 below;

                         (c) all inventories wherever located, including, without limitation, all grain and feed stocks, livestock medicines, raw materials, work-in-progress, finished goods, office and operating supplies, and packaging materials and supplies;

                         (d) the real property described on Annex A hereto (the "Properties"), and all right, title and interest in and to all buildings, structures, other improvements, fixtures and appurtenances thereon and thereto, whether currently in existence or under construction (the "Facilities");

                         (e)  the name "Champion Feeders" and any
          variations thereof;

                         (f) any copyrights, trademarks, trade names and service marks of Seller;

                         (g)  all owned personal property, including,
          without limitation, all equipment, computer equipment, machinery, office equipment, furniture, cars, trucks and other vehicles, including, without limitation, those described on Annex B hereto;

                         (h) to the extent assignable, all rights under contracts, agreements or commitments, including, without limitation, any existing insurance policies Buyer elects to have assigned to it, natural gas supply contract with Enermart Trust, contracts providing for the lease by the Business of equipment, machinery, office equipment, furniture, cars, trucks and other vehicles, sales representative agreements, consignment agreements and other similar agreements, whether as principal or agent, and under any license agreement (collectively, the "Contracts"), including, without limitation, those described on Annex C hereto;

                         (i) all rights under orders, bids and quotations, and similar arrangements relating to the purchase or sale of goods or services (collectively, the "Service Contracts"), including, without limitation, those so described on Annex C hereto;

                         (j) all right, title and interest in and to all patents, patent applications, trade secrets and secret processes and similar items pertaining to the Business;

                         (k) to the extent transferable, all permits, approvals, qualifications, licenses and the like issued by a Governmental Authority (as defined in Section 5.6 hereof) or any third party and any pending applications therefor (collectively, the "Permits"), including, without limitation, those described on Annex D hereto; and

                         (l) subject to the provisions of Section 12.2 hereof, all books and records of account and other records, whether written or in machine-readable form (including, without limitation, operating systems and application software, and computerized records maintained on tapes, disks and other electronic or optical storage media), generated in connection with or otherwise related to the conduct of the business of the Business, relating to operating, inventory, legal, personnel, payroll, supplier/vendor rights, interests and customer records and all sales and promotional literature, correspondence and files.

                    1.2 Pre-Closing Disposition of Assets. Without limiting the generality of the foregoing, the parties agree that the Assets shall include the assets, properties and rights described or listed in Section 1.1 hereof, except such assets, properties and rights as may have been disposed of by Seller prior to the Closing in the ordinary course of business of the Business.

                    1.3 Exclusions from Assets. The parties agree that the Assets shall not include the following:
                         (a) cash, investment securities and related bank and brokerage accounts of Seller;

                         (b) all notes receivable, accounts receivable (except as noted in Section 2.3 below), employee advances, trade acceptances receivable and general intangibles of a similar nature arising prior to the Closing;

                         (c) the corporate minute books and stock transfer records of Seller and, subject to Section 12.3 hereof, any books and records of account relating to any financial and tax records of Seller;

                         (d)  a 1979 Ford diesel tractor (Model 2W30,
          Serial No. C615041) owned by a third party;

                         (e)  feedlot supply purchase rebates;

                         (f) utility cooperative credits and/or dividends attributable to periods prior to Closing and utility cooperative capital stock; and

                         (g) income tax credits and/or refunds due in connection with diesel fuel or gasoline used in the Business for periods prior to Closing.

                    1.4 Independent Contract Consideration. On the date hereof Buyer shall deliver to Seller a check in the amount of $50.00 (the "Independent Contract Consideration"), which amount Seller and Buyer hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for herein, and is nonrefundable in all events.

                    1.5 Condition of Assets. It is understood and agreed that Buyer has had adequate opportunity to inspect the condition of the Assets and to observe the operation of the Business, and that Buyer has determined that the condition of the Assets and Business are suitable for Purchaser's intended use thereof. The Properties and Facilities shall be conveyed and transferred to Buyer on the Closing Date in "as is", "where is" condition and with all faults, and, and except as set forth in Article 5 below, Seller makes no representations and/or warranties of any kind whatsoever relating to the condition of the Assets and Seller specifically makes no representations and/or warranties as to the merchantability and/or fitness for a particular purpose of any of the Properties or the Facilities.

               2. Buyer's Obligations With Respect to Purchase of Assets and Related Matters.

                    2.1  Purchase Price.

                         (a) Subject to the terms and conditions of this Agreement and in full consideration for the sale, conveyance, transfer, assignment and delivery of the Assets and for the Shareholder Covenants Not To Compete (as defined in Section 11.2), Buyer shall:

                              (i)  at the Closing pay $3,500,000 (the
          "Purchase Price") to Seller by delivery of a check payable to Seller in such amount less the Deposit (hereinafter defined);

                              (ii) at the Closing pay to Seller by delivery of a check payable to Seller in the amount of the fair market value of Seller's grain and livestock feed inventories and medicine inventories as of February 28, 1997 less the sum of $2,362.50 representing the estimated cost of disposing of the manure pile located in southeast portion of the feedyard; and

                              (iii)     assume the obligations described in
          Section 2.2 below (the "Assumed Liabilities").

          At the Closing, appropriate adjustments will be made in the Purchase Price to reflect amounts prepaid or deposits by or to Seller under the Service Contracts and not fully used or earned by Seller as of the Closing Date and prepaid premiums on any existing insurance policies assigned to Buyer at Closing.

                    2.2 Assumption of Certain Obligations. On the Closing Date, Buyer shall assume, and on and after the Closing Date, Buyer agrees to pay, observe, perform and otherwise discharge all liabilities and obligations of the Business arising after the Closing and all liabilities and obligations of the Business under all Permits, Service Contracts and Contracts in respect of periods after the Closing Date. Other than the liabilities and obligations described in the first sentence of this Section 2.2, Buyer expressly does not assume any other liabilities and obligations of Seller or of the Business, and Seller and the Shareholders shall pay, observe, perform and otherwise discharge all such liabilities and obligations not assumed by Buyer hereunder. Buyer is not assuming any liabilities or obligations set forth in Article 14 below.

                    2.3 Receivables. Buyer agrees that it shall, as soon as reasonably practicable after receipt thereof, remit and forward to Seller any payments or other items received in respect of the assets described in Section 1.3(b). Buyer will make a good faith effort to collect any sums due to Seller in respect of the assets described in Section 1.3(b). It is understood and agreed that all expenses owing to Seller for each lot of cattle for which Seller has provided financing, feed, rations, medicine, and services and accrued interest thereon (the "Expenses") shall be computed as of February 28, 1997, and that interest on the Expenses shall continue to accrue and be owing to Seller until the sale of the cattle, and that as each lot of cattle is sold, Buyer shall promptly remit and forward the proceeds of the sale of each such lot of cattle in the following order:

                         (1) to Seller, the Expenses owing to Seller as of February 28, 1997;

                         (2)  to Seller, all accrued interest on the
          Expenses owing to Seller from February 28, 1997 to date of sale of the cattle.

                         (3) to Buyer, all Expenses owing to Buyer for periods after February 28, 1997 and interest to accrue thereon; and

                         (4) to the owner of the cattle, the remaining proceeds.

                    2.4 Shareholder Covenants Not To Compete. On the Closing Date, Buyer shall pay $1,000 to each of the Shareholders in respect of each Shareholder's Covenant Not To Compete by delivery of a check payable to each Shareholder in such amount. Such payments are to be made pursuant to the understandings set forth in Article 11 of this Agreement.

                    2.5 Allocation of Purchase Price, Assumed Liabilities and Covenants Not To Compete. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Assets and the Covenants Not To Compete as set forth on Annex F attached hereto. Seller and Buyer shall duly prepare and timely file such returns, reports and information returns as may be required under section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations thereunder and any corresponding or comparable provisions of applicable state and local tax laws to report the allocation of the Purchase Price and the Assumed Liabilities among the Assets and the Covenants Not to Compete as set forth in Annex F attached hereto.

                    2.6 Deposit. Within one (1) business day after Buyer's execution of this Agreement, Buyer shall deposit with Title Company (hereinafter defined), the sum of $50,000 in cash ("Deposit") to be held by the Title Company as earnest money in accordance with the terms and provisions of this Agreement. The Title Company is hereby instructed to hold the Deposit in an interest bearing account with a federally insured bank. All interest accruing on the Deposit shall belong to Buyer. Except as provided in this Agreement to the contrary, the Deposit is non-refundable. If Buyer terminates this Agreement pursuant to an express right granted to Buyer pursuant to this Agreement, the Title Company shall and is hereby instructed to immediately return the Deposit to Buyer. Upon the Closing of the transactions contemplated hereby, the Deposit will be delivered to the Seller as part of the Purchase Price. Should Buyer default in the performance of its obligations under this Agreement when Seller is not in default under this Agreement, Seller shall be entitled to receive the Deposit as liquidated damages for such default by Buyer, and the Title Company is directed to deliver the Deposit to Seller upon notice of a default by Buyer hereunder.

               3.   Seller's Obligations; Further Assurances.

                    3.1 Title. Promptly after the date hereof, Seller shall cause A. O. Thompson Abstract Co., Inc., 242 E. 3rd St., Hereford, Texas (the "Title Company"), as agent for Stewart Title Company, to issue to Buyer a title commitment (the "Title Commitment") covering the Properties and the Facilities, showing all matters affecting title thereto and binding the Title Company to issue to Buyer at the Closing an Owner Policy of Title Insurance (the "Title Policy") in the form prescribed by the Texas Department of Insurance in the amount of $3,176,100.

                    3.2  Title Review Period.  Buyer shall have fifteen
          (15) business days (the "Title Review Period") after the receipt of the (i) Title Commitment and (ii) legible copies of all instruments referred to in Schedules B and C of the Title Commitment to notify Seller, in writing, of such objections as Buyer may have to anything contained in the Title Commitment. Liens for ad valorem taxes not then due and payable and any item contained in the Title Commitment to which Buyer does not object during the Title Review Period shall be deemed a "Permitted Exception". In the event Buyer shall notify Seller of an objection to anything contained in the Title Commitment prior to the expiration of the Title Review Period, Seller shall have twenty (20) business days, or such greater period of time as may be mutually acceptable to Buyer and Seller (the "Cure Period"), within which Seller may (but shall in no event be required to) cure or remove such objection. If Seller fails to either cure or remove such objection to the reasonable satisfaction of Buyer and the Title Company prior to the expiration of the Cure Period, and if by reason of such objection the Title Company refuses to issue the Title Policy in the form provided for in Section 3.3 of this Agreement, Buyer may either waive such objection and accept such title as Seller is able to convey without any reduction in the Purchase Price or, as its sole and exclusive remedy, terminate this Agreement by written notice to Seller given within five (5) days following the expiration of the Cure Period, except that Buyer shall be entitled to a reduction in the Purchase Price in the amount of any valid mortgage liens or valid tax liens actually filed of record against the Assets to the extent such liens are not paid at or before the Closing. Failure of the Buyer to send written notice of the election available to it pursuant to the preceding sentence within five (5) days after the expiration of the Cure Period shall be deemed an election by Buyer to waive its objection and accept such title as Seller is able to convey without any reduction in the Purchase Price.

                    3.3 Title Policy of Title Insurance. At Closing, the Title Company shall issue to Buyer, at Seller's sole cost and expense, the Title Policy covering the Properties (excluding the appurtenant easements created by instruments recorded in Volume 237, Page 288, and Volume 256, Page 445, both in the Deed Records of Deaf Smith County, Texas)and the Facilities, in the full amount of $3,176,100. Such policy may contain as exceptions the standard printed policy exceptions (modified, if applicable, but at Buyer's expense) (the "Standard Exceptions") and the Permitted Exceptions. The Standard Exceptions shall be modified as follows:

                         (a)  the Standard Exception with regard to
          restrictive covenants shall either be deleted or shall list those restrictions that constitute Permitted Exceptions;

                         (b) the Standard Exception with regard to real estate taxes shall except taxes for 1997 and subsequent years; and,

                         (c) the Standard Exception with regard to parties in possession shall be deleted, except as to cattle being fed at the feedyard at the time of the Title Company's inspection.

                    3.4 Conveyance Documents. The sale, assignment, transfer, conveyance and delivery of the Assets (other than real property) shall be made by such bills of sale and other recordable instruments of assignment, transfer and conveyance as Buyer shall reasonably request, provided that the warranties of title contained in all such instruments shall be consistent with the provisions of this Agreement, including Section 5.4 hereof. The sale and conveyance of any real property constituting a portion of the Assets shall be made by special warranty deeds in form and substance satisfactory to Buyer and its counsel and subject only to Permitted Exceptions. To the extent Seller holds perfected security interests in any cattle being fed on the Properties at Closing, Seller agrees that it retains such security interests in such cattle for the benefit of Seller and Buyer in proportion to the rights each have in the proceeds of the sale of such cattle, which proportion is to be determined pursuant to Section 2.3 above.

                    3.5  Further Assurances.

                         (a) At the Closing and at any time and from time to time thereafter, Seller shall at the reasonable request of Buyer take all reasonable action necessary to put Buyer in actual possession and operating control of the Assets, and shall execute, acknowledge and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other action as Buyer may reasonably request in order more fully and effectively to convey, sell, transfer and assign to Buyer all of Seller's right, title and interest in and to the Assets.

                         (b)  The parties recognize that a separate
          instrument or instruments of assignment and assumption may be necessary or proper with respect to certain of the Contracts, Service Contracts and Permits to be transferred hereunder, and, accordingly, the parties shall duly execute and deliver at or prior to the Closing or thereafter, as required or reasonably requested by Buyer, such separate instrument or instruments as may be reasonably required to effect the assignment or transfer thereof to the Buyer.

                         (c)  Each party shall use all commercially
          reasonable efforts to assist the other in obtaining any consents, approvals and releases required for the assignment of all Contracts, Service Contracts and Permits. If any material consents or releases cannot be obtained prior to Closing with respect to any Contract, Service Contract or Permit included in the Assets and the Closing is nevertheless consummated, Seller and Buyer shall fully cooperate in any arrangement reasonably satisfactory to the parties designed to fulfill the obligations under, and to afford Buyer the benefits of, such Contract, Service Contract or Permit. Should the consent required for the transfer of any Contract, Service Contract or Permit not be received until after Closing, the parties will cooperate as provided in this Agreement to cause thereafter the assignment thereof or the assumption thereof by the Buyer without further consideration.

                    3.6 Shareholder Feeding Agreement. At the Closing, the Shareholders shall execute and deliver to Buyer the best efforts feeding agreement attached hereto as Annex E (the "Feeding Agreement").

                    3.7 FIRPTA Certificate. At the Closing, Seller shall furnish to Buyer a certificate of Seller, as transferor, to Buyer, as transferee, stating that Seller is not a foreign entity in accordance with the Foreign Investment in Real Property Tax Act of 1980 in the form promulgated by the Treasury Regulations thereunder.

                    3.8 Release of Realty Liens. On or prior to Closing, Seller, at its sole cost and expense, shall cause to be fully released and discharged of record in Deaf Smith County, Texas, any and all mortgage, deed of trust or other liens affecting the Properties or the Facilities.

                    3.9 Insurance. Until Closing, Seller shall maintain in full force and effect the insurance coverages specified in Annex H hereto, and Seller shall not make any changes in such insurance coverages or in the insurers issuing the same prior to Closing without Buyer's prior written consent. Should Buyer elect to have the benefit of any of such insurance after Closing, Seller shall cooperate with Buyer in effecting appropriate policy assignments at Closing.

               4.   Closing.

               The sale and purchase of the Assets (herein called the "Closing") shall take place at 9:00 a.m., Central Standard time, on March 10, 1997, at the offices of The Title Company. At Closing and upon Buyer's payment of the Purchase Price, Seller shall take all steps necessary to cause title to and possession of all Assets to be given to Buyer in satisfaction of this Agreement, which obligation of Seller shall be continuing until the same is fully performed.

               5.   Representations and Warranties by Seller and
          Shareholders.

               Each of Seller and the Shareholders severally represents and warrants to Buyer as follows:

                    5.1 Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby to which it is or is to become a party (the "Seller Documents", which term shall also include the Shareholder Covenants Not To Compete and the Feeding Agreement) and to perform its obligations hereunder and thereunder and to own, lease and operate the Assets and to conduct the business of the Business as the same is currently being conducted.

                    5.2  Authorization.

                         (a) The execution and delivery by Seller of this Agreement and the Seller Documents, and its performance of its obligations hereunder and thereunder, have been duly and validly authorized by its Board of Directors and by all necessary corporate action of it and by the affirmative vote of not less than the owners and holders of two-thirds of the issued and outstanding capital stock of Seller.

                         (b) This Agreement has been duly executed and validly delivered by Seller and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors or (ii) general principles of equity, whether applied by a court of law or equity.

                         (c)  The Seller Documents, when executed and
          delivered by Seller at Closing, will have been duly executed and validly delivered by it and will constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforcement may be limited by (i) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors or (ii) general principles of equity, whether applied by a court of law or equity.

                    5.3 No Conflict. Except for any Contract, Service Contract or Permit terms requiring consent to assignment, neither the execution and delivery by Seller of this Agreement and the Seller Documents, nor its performance of its obligations hereunder and thereunder, will (a) conflict with its articles of incorporation or by-laws, (b) result in any breach of any of the provisions of, or constitute a default under, any judgment, order, decree or writ to which it is a party or by which it is bound, which breach or default would have a material adverse effect upon the Assets taken as a whole or the business, financial condition or results of operations of the Business (a "Material Adverse Effect"), (c) violate any provision of law applicable to it or (d) breach or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any Asset under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which it is a party or by which it or any Asset is bound or encumbered, except for such breaches, defaults or liens that would not have a Material Adverse Effect.

                    5.4 Title; Absence of Adverse Claims. Seller has and will transfer to Buyer at Closing good title to the Assets free and clear of all liens and encumbrances whatsoever, with the following exceptions:

                         (a) liens for ad valorem taxes not yet due and payable; and

                         (b)  Permitted Exceptions relating to Assets
          constituting real property.

          None of the Assets is leased by Seller.

                    5.5  Financial Statements.

                         (a) Seller has delivered to Buyer the balance sheet of Seller at December 31, 1996, and the income statement of Seller for the year ended December 31, 1996 (collectively, the "Seller Financial Statements"), together with a report of Seller's certified public accountant thereon. Other than as disclosed in such report, the Seller Financial Statements present fairly, in all material respects, the financial position of Seller as at December31, 1996, and the results of its operations for the year ended December31, 1996.

                         (b) Since December 31, 1996, there has not been any material change in Seller's accounting methods, principles or practices.

                    5.6 Litigation and Claims. There are no claims, actions, suits or proceedings pending or, to its or his knowledge, threatened, against Seller or any of the Assets, before or by any Governmental Authority, or before any arbitration board or panel, wherever located. For the purposes of this Agreement, "Governmental Authority" means the government of the United States of America, any state of the United States of America, any foreign country, or any political subdivision of any of the foregoing, or any agency, board, bureau, court, department or commission of any of the foregoing.

                    5.7 Labor and Employment. There are no (a) collective bargaining or other agreements with labor unions covering any Business employee or (b) written employment agreements with any Business employee. There is no labor strike, dispute, work slowdown, work stoppage or other job action pending or, to its or his knowledge, threatened, against Seller or the Business, which would have a Material Adverse Effect. To its or his knowledge, the Business is in material compliance with all applicable laws, rules or regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair or illegal labor practice which has not been remedied as of the date hereof.
          There is no unfair labor practice complaint or charge, or charge of employment discrimination, pending or, to its, his knowledge, threatened against Seller.

                    5.8  Employee Benefit Matters.

                    Neither Seller nor any Shareholder has incurred any unsatisfied liability under ERISA or to any Governmental Authority in respect of any employ benefit or similar plan, and to its or his knowledge no such liability is threatened or claimed. The consummation of the transactions contemplated by this Agreement (and the employment by Buyer of former employees of Seller) will not result in any liability to Buyer for taxes, penalties, interest or any other claims resulting from any employee benefit plan as defined in the Employment Retirement Income Security Act of 1974, as amended ("ERISA"). Seller shall be and remain solely responsible for the fulfillment of all obligations under any employee benefit plan currently maintained by the Seller and shall comply with all requirements of ERISA, and Buyer shall have no liability in respect of any such employee benefit plan of Seller or any other benefit plan now or formerly maintained by Seller or any of the Shareholders. None of the persons employed by Seller are subject to, or employed under any written contract of employment, but all such persons are or were at-will employees of Seller.

                    5.9 Assets. The Assets constitute the material properties, rights, interests and other assets, of every type and description, whether real, personal or mixed and whether tangible or intangible, used by Seller in connection with the conduct of the business of the Business.

                    5.10 Compliance with Laws. Except with respect to Environmental Laws (as defined in and the representations and warranties in respect of which are set forth in Section 5.13), to its or his knowledge, Seller is in compliance with all laws, ordinances, codes, restrictions, judgments, orders, rules, regulations and other legal requirements, domestic or foreign, applicable to the Assets or the conduct of the business of the Business, other than where the noncompliance therewith would not have a Material Adverse Effect.

                    5.11 [Intentionally left blank]

                    5.12 [Intentionally left blank.]

                    5.13 Environmental Matters.

                         (a) The business of the Business, the Properties, the Facilities, and buildings, structures, other improvements, fixtures and appurtenances thereon and thereto are in substantial compliance with all Environmental Laws, except as disclosed in the Phase I Environmental Site Assessment dated January 27, 1997 prepared by Enviro-Ag Engineering Inc. with respect to the Properties and the Facilities (the "Enviro Report"), a copy of which has been reviewed by Seller.

                         (b) To its knowledge, Seller has no liability for remediation actions (including removal, response, cleanup, investigation and monitoring of contaminants or pollutants) resulting from any release, discharge, placement, migration or movement of contaminants, pollutants or other substances that are listed, regulated or designated as toxic or hazardous under any Environmental Laws into the environment from any of the Facilities or the Properties, except as indicated in the Enviro Report.

                         (c)  There are no claims, actions, suits or
          proceedings, judgments, orders, writs or injunctions of any court or Governmental Authority pending or presently in effect or, to its or his knowledge, threatened, against Seller relating to Environmental Laws.

                         (d) The Seller has never been the subject of any order, schedule, decree or agreement issued or entered into under any Environmental Law.

                         (e) Except as indicated in the Enviro Report, to Seller's knowledge, there are no underground storage tanks located on or under any of the Facilities or the Properties and any underground storage tank previously removed was removed in accordance with applicable Environmental Laws. To Seller's knowledge there are no friable asbestos containing materials present on or at any of the Facilities or the Properties.

                         (f)  For the purposes of this Agreement,
          "Environmental Laws" means any law, regulation, rule, ordinance, by-law or order of any Governmental Authority, in effect on the Closing Date, which relates to or otherwise imposes liability, obligations or standards with respect to (i) the control of any potential pollutant or the protection of the environment, (ii) solid waste, gaseous waste or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, but in each case excluding the Occupational Safety and Health Act of 1970, as amended, and any regulation issued thereunder.

                    5.14 Broker's Fees. No broker, finder, agent or similar intermediary has acted on behalf of Seller, any affiliate of Seller or any Shareholder in conjunction with this Agreement or the transactions contemplated hereby. Bill Helming of Bill Helming Consulting Services, located at 10640 South Glenview Lane, Olathe, Kansas 66061, represents the Seller in a professional consulting and financial capacity, and Seller shall be solely responsible for payment of consulting and financial advisory fees owing to Bill Helming at Closing.

                    5.15 Contracts and Service Contracts. Each of the Contracts and the Service Contracts is a valid and binding obligation of Seller and, to its knowledge, a valid and binding obligation of the other party or parties thereto, except, in each case, as may be limited by (a) the course of conduct of the parties to the Contracts and the Service Contracts, (b) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors or (c) general principles of equity, whether applied by a court of law or equity. Neither Seller nor, to its or his knowledge, any other party has terminated or canceled any of the Contracts or the Service Contracts. Neither Seller nor, to its or his knowledge, any other party is in breach of, or default under, any provision of such Contract or Service Contract, which default or breach, in each case, could have a Material Adverse Effect.

                    5.16 Permits. The Permits constitute the permits and licenses necessary for the conduct of the business of the Business as it is now being conducted and necessary to own, operate, maintain and use the Assets in the manner in which they are now being operated, maintained and used.

                    5.17 Tax Matters. Seller has timely filed with all appropriate governmental and taxing authorities all tax or information returns and tax reports that are required to be filed by Seller. All taxes of Seller and all interest, penalties, assessments, deficiencies, charges, fees or other government impositions or charges claimed to be due by any governmental or taxing authority with respect to taxes have been fully paid or adequately reserved for, and Seller has collected and paid all sales taxes with respect to the sale of any of its assets required to be so collected and paid on or before the Closing Date. Seller has made adequate accruals on its financial statements for the payment of all taxes, and those accruals have been made on a basis consistent with past practices. Seller has no liability for any taxes or other governmental charges in excess of the amounts so paid or accruals so made and required to be accrued. Seller is not a party to any pending audit, action or proceeding with respect to taxes or any other governmental charges and has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

                    5.18 Restatement; Survival. All representations and warranties by Seller and the Shareholders herein shall be restated in writing at the Closing, but such representations and warranties shall be of no force and effect after August 31, 1998.

                    5.19 Several Liability. The liabilities of the Shareholders under this Article 5 are several, not joint, with each Shareholder's liability being limited to one-third (1/3rd) of the liability of all Shareholders.

               6.   Representations and Warranties by Buyer.

               Buyer hereby represents and warrants to Seller as follows:

                    6.1 Incorporation. It is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby to which it is or is to become a party (the "Buyer Documents") and to perform its obligations hereunder and thereunder. Buyer will be qualified to do business in the State of Texas prior to the Closing Date.

                    6.2  Authorization.

                         (a) The execution and delivery by it of this Agreement and the Buyer Documents, and its performance of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action of it.

                         (b) This Agreement has been duly executed and validly delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors or (ii) general principles of equity, whether applied by a court of law or equity.

                         (c)  The Buyer Documents, when executed and
          delivered by it at the Closing, will have been duly executed and validly delivered by it and will constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforcement may be limited by (i) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors or (ii) general principles of equity, whether applied by a court of law or equity.

                    6.3 No Conflict. Neither the execution and delivery by it of this Agreement and the Buyer Documents, nor the performance by it of its obligations hereunder and thereunder, will (a) conflict with its articles of incorporation or by-laws,
          (b) result in the breach of any of the provisions of, or constitute a default under, any judgment, writ, order or decree to which it is a party or by which it is bound, which breach or default would have a material adverse effect upon the business, financial condition or results of operations of it and its subsidiaries, taken as a whole, (c) violate any provision of law applicable to it, or (d) breach or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any of its properties, assets or business under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which it is a party or by which it or any of its assets or properties is bound or encumbered, except in any of the cases enumerated in clause (d), those which breach or default would not adversely affect its ability to execute and deliver this Agreement or any Buyer Document or perform its obligations hereunder or thereunder.

                    6.4 Broker's Fees. No broker, finder, agent or similar intermediary has acted on behalf of the Buyer or its affiliates in conjunction with this Agreement or the transaction contemplated hereby, and there are no brokerage commissions, finder's fees, or similar fees or commissions payable by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement.

                    6.5 Restatement. All representations and warranties of Buyer shall be restated in writing at the Closing.

               7.   Covenants of Seller and Buyer.

                    7.1 Notices; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Seller and Buyer shall cooperate to (a) give notice to all third parties and obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (b) take, or cause to be taken, all reasonable action, and do, or cause to be done, all reasonable things to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                    7.2 Transfer Taxes; Governmental Fees and Charges; Ad Valorem Taxes.

                         (a) Notwithstanding any provision of law imposing the burden of Transfer Taxes (as hereinafter defined) on Seller or Buyer, as the case may be, any sales (except as provided below), use, franchise and other transfer taxes imposed in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall paid by Seller.

                         (b) Seller and Buyer agree to cooperate in good faith with each other, and to use their commercially reasonable efforts, to minimize Transfer Taxes. Without limiting the generality of the preceding sentence, (i) the appropriate party hereto shall promptly and properly complete, execute and deliver to the other resale, exemption, and/or similar certificates or other documentation necessary or appropriate under any applicable law to claim and/or evidence that all or any portion of the sale or transfer of the Assets under this Agreement is exempt from or otherwise not subject to Transfer Taxes imposed under such applicable law, and (ii) each of the parties hereto shall consult and cooperate in good faith with each other on a timely basis in order to effectively handle and contest any audit, examination, investigation, or administrative, court, or other proceeding relating to Transfer Taxes.

                         (c) Buyer shall pay and be responsible for all filing and recordation of vehicle license transfers and the license fees related thereto and the sales taxes on non-exempt farm/agricultural vehicles referred to in Annex B, notwithstanding any provision of law imposing the burden of such fees or charges on Seller or Buyer, as the case may be.

                         (d) (i) Ad valorem and similar taxes relating to the Assets or any portion thereof for any taxable period that includes the Closing Date shall be prorated between Seller and Buyer as of February 28, 1997 based upon such taxes in the taxable period immediately preceding such taxable period that includes the Closing Date (in which case such taxes shall be readjusted as provided in the next sentence), and Buyer shall receive a credit against the Purchase Price at the Closing for Seller's pro rata portion of such taxes. As soon as the amount of such taxes is known for such taxable period that includes the Closing Date, Seller and Buyer shall readjust the amount of such taxes to be paid by each party (by means of a payment from Seller to Buyer or from Buyer to Seller, as the case may be) with the result that Seller shall pay for such taxes attributable to the portion of such taxable period prior to February 28, 1997 and Buyer shall pay for such taxes attributable to the portion of such taxable period from and after February 28, 1997. Each of the Shareholders severally agree (each to the extent of one-third (1/3rd) of the applicable amount) to cause Seller to timely perform its obligations under this subsection.

                              (ii) For purposes of calculating any
          proration required by Section 7.2(d)(i), (A) Seller's pro rata portion shall be 59/365ths of the total amount of taxes being prorated; and (B) Buyer's pro rata portion shall be 306/365ths of such taxes.

                         (e) If a party hereto shall fail to pay on a timely basis any amount such party is responsible for under this
          Section 7.2, the other party may pay such amount to the appropriate governmental authority or authorities or other appropriate third party or parties, and the party responsible for payment of such amount shall promptly reimburse the other party for such amount so paid.

                         (f) The respective rights and obligations of the parties hereto under this Section 7.2 shall survive the Closing without limitation.

                    7.3 Apportionments. Except as otherwise specifically provided below, all expenses and obligations relating to the operation of the Business (including, without limitation, the unpaid monetary obligations of Seller under the Contracts, Service Contracts and the Assumed Liabilities; payroll and employee benefits; and insurance premiums prepaid on policies assumed by Buyer at Closing) and unearned income or other payments or prepayments to Seller (including, without limitation, payments received by reason of participation in the Conservation Reserve Program) shall be pro rated between Buyer and Seller as of February 28, 1997. The foregoing obligations shall survive Closing. Deposits held by Seller with respect to Service Contracts for feeding after the Closing shall be delivered to Buyer on the Closing Date.

                    7.4 Utilities. Charges for water, electricity, sewer service, gas, telephone and all other utilities shall be pro rated on a per diem basis as of February 28, 1997, disregarding any discount or penalty, with such proration to be made after Closing when the bills for the current period are issued. The foregoing obligations shall survive Closing. Seller and Buyer shall cooperate to cause the transfer of the Property's utility accounts and telephone numbers from Seller to Buyer.

               8.   Conditions Precedent to the Obligations of Buyer.

               All obligations of Buyer under this Agreement are subject, at Buyer's option, to the fulfillment or waiver prior to or at the Closing, of each of the following conditions:

                    8.1 Litigation. No action, suit, proceeding, investigation, inquiry or request for information by any third person (including but not limited to any Governmental Authority) shall have been instituted or threatened against Seller or Buyer or any of their respective affiliates that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated hereby or thereby which, if successful, would adversely affect the right of Buyer to consummate the transactions contemplated hereby or to continue the business of the Business substantially as currently conducted.

                    8.2 Permits, Consents, etc. There shall be no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority required in connection with the transactions contemplated by this Agreement or material consent of a third party which has not been accomplished or obtained and which may not be accomplished or obtained after the Closing.

                    8.3 Contracts. All consents required for the assignment of any Contracts, Service Contracts or Permits to Buyer shall have been obtained or the requirement therefor waived.

                    8.4  Intentionally left blank.

                    8.5 Environmental. At its expense, Seller shall cause the site of the former Centergas II of Amarillo leaking underground storage tank to be excavated to a depth of 15 feet and then have the excavated earth disposed of off the Properties in accordance with any requirements of a Governmental Authority and the excavated area refilled with clean soil compacted to leave the excavated area level with the surrounding area.

                    8.6 Waiver. Buyer shall have waived any rights it may have to terminate this Agreement pursuant to other Sections of this Agreement.

                    8.7 Adverse Event. No condition or circumstance shall exist or be reasonably threatened which Buyer reasonably believes will cause or result in a Material Adverse Effect.

               9.   Condition Precedent to the Obligations of Seller.

               All obligations of Seller under this Agreement are subject, at Seller's option, to the fulfillment or waiver prior to or at the Closing, of the condition that no action, suit, proceeding, investigation, inquiry or request for information by any third person (including but not limited to any Governmental Authority) shall have been instituted or threatened against any of Seller or Buyer or any of their respective affiliates that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated hereby or thereby which, if successful, would adversely affect the right of Seller to consummate the transactions contemplated hereby.

               10.  Indemnification.

                    10.1 Definitions.  As used in this Article:

                         (a)  "Damages" means any and all penalties,
          judgments, fines, damages, liabilities, losses, expenses or costs (including, without limitation, Litigation Expenses).

                         (b)  "Litigation Expenses" means reasonable
          attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim.

                         (c)  "Third Party Claims" means any and all
          claims, demands, suits, actions or proceedings by any person or entity, other than Buyer or Seller or their respective affiliates, relating to the Assets or the Business.

                    10.3 Indemnification by Buyer.

                         (a)  Subject to the terms, conditions and
          limitations of this Article, Buyer shall defend, indemnify and hold Seller and the Shareholders, and their respective affiliates and controlling persons, officers, directors and employees harmless from and against any Damages caused by or arising out of
          (i) the failure of Buyer to perform or fulfill any agreement or covenant to be performed or fulfilled by it under this Agreement, including without limitation thereto those agreements set forth in Section 2.2 hereof, or under any Buyer Document, or (ii) any inaccuracy in any representation or breach of any warranty of Buyer set forth in Article 6 or any Buyer Document and any Third Party Claims attributable to periods after the Closing Date. The foregoing indemnity shall not extend to any matters for which Seller is to indemnify Buyer pursuant to the Section 14.2 below.

                         (b) Notwithstanding the foregoing provisions of this Section 10.2, Buyer shall not be obligated to indemnify Seller and the Shareholders until the aggregate amount of any Damages and Third Party Claims sustained by Seller and the Shareholders exceeds on a cumulative basis $10,000, and then only to the extent of any such Damages and Third Party Claims sustained by Seller and the Shareholders in excess of such $10,000. The amounts stated in the immediately preceding sentence shall be exclusive of any Damages and Third Party Claims sustained by Seller and the Shareholders by reason of their respective obligations under Article 14 hereof.

                         (c) The representations and warranties of Buyer set forth in Article 6 shall survive the Closing.

                    10.3 Indemnification by Seller and the Shareholders.

                         (a)  Subject to the terms, conditions and
          limitations of this Article, each of Seller and the Shareholders (each to the extent of one-third of the applicable liability) shall severally defend, indemnify and hold harmless Buyer, and its affiliates and controlling persons, officers, directors and employees from and against any Damages caused by or arising out of:

                              (i) the failure of Seller or any Shareholder to perform or fulfill any agreement or covenant to be performed and fulfilled by it or him under this Agreement or under any Seller Document;

                              (ii) any inaccuracy in any representation or breach of any warranty of Seller or any Shareholder set forth in
          Article 5 or in any Seller Document; or

                              (iii)     Third Party Claims related to
          periods prior to the Closing Date.

                         (b) Notwithstanding the foregoing provisions of this Section 10.3, Seller and the Shareholders shall not be obligated to indemnify Buyer until the aggregate amount of any Damages and Third Party Claims sustained by Buyer exceeds on a cumulative basis $10,000, and then only to the extent of any such Damages and Third Party Claims sustained by Buyer in excess of such $10,000. The immediately preceding sentence shall not be applicable to limit the liability of Seller and the Shareholders under Article 14 below. The amounts stated in the first sentence of this subsection shall be exclusive of any Damages and Third Party Claims sustained by Buyer by reason of Environmental Liabilities (hereinafter defined).

                         (c) The representations and warranties of Seller and the Shareholders set forth in Article 5 shall survive the Closing until August 31, 1998, but no longer.

                         (d) The indemnity obligations of Seller and the Shareholders under this Section 10.3 shall terminate August 31, 1998, except for Damages and claims asserted and not resolved by said date. After August 31, 1998, Seller and Shareholders shall have no further indemnity obligations to Buyer under this Section except as to Damages and claims asserted and not resolved by said date.

                    10.4 Procedure for Claims. If any party indemnified under Section 10.2 or 10.3 (the "Claimant") desires to make a claim against any party obligated to provide indemnification under Section 10.2 or 10.3 (the "Indemnitor"), with respect to any matter covered by such indemnification obligation, the procedures for making such claim shall be as follows: (subject to the limitation of Section 10.3(d) above).

                         (a) Third Party Claims. If the claim is for indemnification with respect to any Third Party Claim, the Claimant will give prompt written notice to the Indemnitor of the institution, assertion or making of such Third Party Claim, and the nature thereof. Upon delivery of such notice, the claim specified therein shall be deemed to have been made for purposes of this Agreement. If the Claimant fails to give such notice and Indemnitor is precluded from asserting a defense, Claimant shall be deemed to have waived rights to indemnification or payment with respect to such Third Party Claim but only to the extent the Indemnitor suffers actual loss as a result of such failure. Upon prior written notice to Claimant, Indemnitor may, within 30 days after receipt of Claimant's notice, proceed, at the Indemnitor's sole expense, to cure, defend, compromise or settle the Third
          Party Claim, in the name of the Claimant or otherwise.   If
          Indemnitor undertakes defense of any Third Party Claim, Claimant shall cooperate with Indemnitor and its counsel in the investigation and defense thereof, and may participate in such investigation and defense, at its own expense, but Indemnitor shall control the negotiation, tactics, trial, appeals and other matters and proceedings related thereto, except that Indemnitor shall not, without the prior written consent of Claimant, in connection with such Third Party Claim, require Claimant to take or refrain from taking any action, or make any public statement, which Claimant reasonably considers to be against its interest, or consent to any settlement that requires Claimant to make any payment that is not fully indemnified hereunder. If the Indemnitor notifies Claimant that it does not wish to assume the defense of such Third Party Claim, or if the Indemnitor fails to respond to the Claimant's notice of the Third Party Claim within 30 days after receipt of such notice or fails to proceed in a diligent and timely manner to cure, defend, compromise or settle a Third Party Claim for which it has assumed the defense pursuant to the foregoing provisions, the Claimant may proceed to cure, defend, compromise or settle the Third Party Claim as it shall in its sole discretion deem to be advisable, without prejudice to any right to indemnification the Claimant may have against the Indemnitor with respect thereto, whether pursuant to this Agreement or otherwise, and in such event any liability of the Indemnitor to the Claimant for indemnification with respect to such Third Party Claim shall be determined by a final and nonappealable judgment entered by a court of competent jurisdiction, or by written consent of the Indemnitor.

                         (b) Non-Third Party Claims. If the claim is for indemnification with respect to a matter other than a Third Party Claim, the Claimant will give prompt written notice to the Indemnitor of such claim, setting forth with reasonable particularity the basis, nature and dollar amount thereof. Upon delivery of such notice the claim specified therein shall be deemed to have been made for purposes of this Agreement. The Indemnitor shall, within 30 days after receipt of such notice, give written notice to the Claimant as to whether or not the Indemnitor accepts the responsibility to indemnify the Claimant with respect to such claim. If the Indemnitor fails to respond to notice of such claim within 30 days after receipt of such notice or denies responsibility therefor, the liability of the Indemnitor to the Claimant for indemnification with respect to such claim shall be determined by a final and nonappealable judgment entered by a court of competent jurisdiction, or by written consent of the Indemnitor.

                         (c) Feeding Contracts. If a Third Party Claim is made in respect of a Service Contract for cattle feeding that began before Closing and ended after the Assets were acquired by Buyer (a "Feeding Claim"), the party hereto having notice of a Feeding Claim shall give the initial notice required of a Claimant by Section 10.4(a). Thereafter, Buyer will cure, defend, compromise or settle (collectively, "Defense") the Feeding Claim on behalf of Seller and Buyer. Any monetary judgment or settlement resulting from the Defense and due in response to a Feeding Claim, plus the court costs and reasonable fees and expenses of Buyer's attorneys engaged in the Defense, shall be promptly paid by Seller and Buyer in proportion to the number of days each provided services during the entire term of the Service Contract out of which the Feeding Claim arose. However, should a final judgment in litigation over a Feeding Claim establish that either Seller or Buyer is solely liable for a Feeding Claim or jointly liable in proportions other than as determined under the immediately preceding sentence, such judgment shall control over this subsection on the question of responsibility for payment of such judgment. This subsection shall control over any conflicting provisions of Article 10 hereof. Nothing herein shall be deemed to affect, release or waive any party's indemnity obligations to the opposite party if a party pays all of a Feeding Claim when such party only has the obligation hereunder to pay a proportionate part of such Feeding Claim.

               11.  Noncompetition.

                    11.1 Agreement. Seller and each Shareholder agrees that during the five-year period following the Closing Date (the "Term"), and anywhere within a radius of 300 miles of the Facilities neither Seller, nor any Shareholder nor any respective affiliate of any thereof shall, directly or indirectly, engage in or manage a cattle feeding business, or any phase or aspect thereof, in any manner or form, including by or through ownership, individually or in conjunction with others, of a controlling interest of any kind in any corporation, partnership or other business entity of any nature or by or through the solicitation of employees or customers of the Business. It is specifically agreed that this Section does not restrict the activities of Shareholder, Dave Hopper, relative to his farming interests and cattle grazing interests on his farm property in Deaf Smith County, Texas, and further does not restrict the activities of Shareholder, Joe Mendiburu, relative to his ranching and cattle gazing interests on his property situated in El Paso, Texas and Bingham, New Mexico. Each Shareholder is willing to enter into the foregoing covenant in consideration of his or her receipt of a material portion of the Purchase Price from Seller.

                    11.2 Interpretation of Covenant. The parties hereto acknowledge and agree that the duration and area for which the covenants not to compete set forth in this Article 11 (the "Covenants Not to Compete") is to be effective are fair and reasonable and are reasonably required for the protection of Buyer, and Seller and each Shareholder hereby waives any objections to or defenses in respect thereof. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that the Covenants Not to Compete are to some extent unenforceable, the parties hereto agree that this
          Article 11 shall be deemed amended to delete therefrom such provisions or portions adjudicated to be unenforceable so that the Covenants Not to Compete shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that the Covenants Not to Compete shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where the Covenants Not to Compete are intended to be effective and is not proscribed by law.

                    11.3 Equitable Relief. Seller and each Shareholder hereby acknowledges and agrees that its, his or her obligations contained in this Article 11 are of special, unique and personal character which gives them a peculiar value to Buyer, and Buyer cannot be reasonably or adequately compensated in money damages in an action at law in the event Seller or any Shareholder breaches such obligations. Seller and each Shareholder therefore expressly agrees that, in addition to any other rights or remedies which the Buyer may have at law or in equity or by reason of any other agreement, Buyer shall be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security in the event of any actual or threatened breach of such obligations by Seller or any Shareholder and without the necessity of proving actual damages.

               12.  Cooperation in Various Matters.

                    12.1 Mutual Cooperation. After the Closing, each party to this Agreement shall cooperate with each other party and its affiliates, which cooperation shall include the furnishing of testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees, as reasonably requested by such other party in connection with the prosecution or defense of any claims or other matters relating to the Assets or the business of the Business.

                    12.2 Preservation of Buyer's Files and Records. For a period of two years after the Closing, Buyer shall preserve all files and records relating to the Business that are in existence as of the Closing Date and that are less than five years old as of the Closing Date, shall allow Seller and any Shareholder access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof, provided that at any time after the Closing, Buyer may give Seller and the Shareholders written notice of its intention to dispose of any part thereof, specifying the items to be disposed of in reasonable detail. Seller and any Shareholder may, within a period of 60 days after receipt of any such notice, notify Buyer of its, his or her desire to retain one or more of the items to be disposed of. Buyer shall, upon receipt of such a notice from Seller or any Shareholder, deliver to such person, at such person's expense, the items specified in Buyer's notice to such person which such person has elected to retain.

                    12.3 Preservation of Seller's Files and Records. For a period of two years after the Closing, Seller and the Shareholders shall preserve in a location on the Properties, those existing Business files and records relating to periods not more than 5 years prior to Closing and designated by Buyer for retention by notice given within 90 days after the Closing Date. Buyer shall have access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof, provided that at any time after the Closing, Seller and any Shareholder may give Buyer written notice of its or his intention to dispose of any part thereof, specifying the items to be disposed of in reasonable detail. Buyer may, within a period of 60 days after receipt of any such notice, notify Seller or such Shareholder of Buyer's desire to retain one or more of the items to be disposed of. Seller or such Shareholder, as applicable, shall, upon receipt of such a notice from Buyer, deliver to Buyer, at Buyer's expense, the items specified in such person's notice to Buyer which Buyer has elected to retain.

                    12.4 Preparation of Reports, etc. Each of Buyer on the one hand, and Seller and each Shareholder, on the other hand, shall cooperate and cause its respective employees to cooperate with the other in the preparation of financial and other reports and statements relating to the Business, for periods ending on or prior to the Closing.

               13.  Expenses; Termination of Services.

                    13.1 Expenses. Each party to this Agreement shall pay all expenses incurred by it or him or on its or his behalf in connection with the preparation, authorization, execution and performance of this Agreement, the Seller Documents and the Buyer Documents, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants engaged by such party. Seller shall be solely responsible for the cost of obtaining the Title Policy. Buyer shall be solely responsible for the costs and expenses incurred in connection with obtaining new Permits required by Buyer to operate the business of the Business, the Properties, and the Facilities after the Closing.

                    13.2 Broker's Fees. Each party to this Agreement shall indemnify and hold harmless the other parties with respect to any broker's, finder's or other similar agent's fee with respect to the transactions contemplated hereby claimed by any broker, finder or similar agent engaged, employed by or otherwise acting on behalf of the indemnifying party.

               14.  Environmental Indemnification.

                    14.1 Environmental Liabilities.  For purposes of this
          Section 14.1, "Environmental Liabilities" means any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, cleanup, investigative, and/or monitoring costs and any other related costs and expenses) related to contamination and violations of Environmental Laws at the sites described in the Enviro Report and elsewhere on or within the Properties and the Facilities, other causes of action recognized now or in the future, damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and post-judgment interest, attorneys' fees and other legal costs incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with or under Environmental Laws, (b) pursuant to any claim by a Governmental Authority or other entity or person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Authority or other entity or pursuant to common law or statute, or (c) as a result of any act, omission, event, circumstance or condition on or in connection with the business of the Business or the Assets prior to the Closing, including, but not limited to, any course of conduct or operating practice which existed or commenced prior to the Closing and any pollution, contamination, degradation, damage or injury caused by, arising from or in connection with the generation, use, handling, treatment, storage, disposal, discharge, emission or release of contaminants or pollutants prior to the Closing.

                    14.2 Indemnification. Subject to the terms, conditions and limitations of this Article 14, each of Seller and the Shareholders (each to the extent of one-third (1/3rd) of the applicable liability) shall severally defend, indemnify and hold harmless Buyer and its affiliates and controlling persons, officers, directors and employees from and against and in respect of any and all Environmental Liabilities that may be imposed upon, asserted against or incurred by Buyer arising out of or resulting from (i) the presence or existence, as disclosed by the Enviro Report, of any contaminant, pollutant or other toxic or hazardous substance on, in, under or affecting all or any portion of the Business or the Assets, (ii) the warranties and representations contained in Section 5.13 being false or misleading, or (iii) a violation of Environmental Laws (excluding any such violations disclosed by the Enviro Report) existing or occurring on or before the Closing Date and asserted on or before August 31, 1998. After August 31, 1998, Seller and Shareholders shall have no further indemnity obligation under clause (iii) next above, except as to Environmental Liabilities arising or existing and not resolved by said date. Seller and the Shareholders waive any common law or statutory right of contribution from Buyer in respect of any Environmental Liabilities.

                    14.3 Actions. With respect to the Environmental Liabilities for which Buyer may be entitled to indemnification under Section14.2, Buyer shall have the right to perform and complete all actions required by a Governmental Authority.

                    14.4 Continuing Obligations. In the event Buyer sells any of the Facilities or Properties, to one or more third parties, any of Seller's and any Shareholder's continuing indemnification obligations under this Article 14 for Environmental Liabilities relating to the ownership or operation of such Facilities or Properties, shall remain owing to Buyer, to the extent Buyer may continue to have liability in respect thereof, whether pursuant to a claim by a Governmental Authority or any third parties (including any party that purchases such Facilities or the Properties from Buyer), and so long as Buyer continues to fulfill its obligations under this Article 14.

               15.  Notices.

                    15.1 Procedure and Addresses. All notices, requests, demands and other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally or delivered by facsimile transmission or delivered by courier service or delivered by registered or certified U.S. mail, return receipt requested, at the following addresses:

                         (a)  If to Buyer:

                              P. O. Box 1000
                              Lebec, California  93243
                              Attention: Matt Echeverria
                              Facsimile number: (805) 858-2553

                              With a copy to:

                              J. S. Hollyfield
                              Fulbright & Jaworski L.L.P.
                              1301 McKinney Street, Suite 5100
                              Houston, Texas 77010-3095
                              Facsimile number:    (713) 651-5246

                         (b)  If to Seller or any Shareholder:

                              P. O. Box 150
                              Hereford, Texas 79045
                              Facsimile number:  (806) 258-7252

                              With a copy to:

                              Terry D. Langehennig
                              Cowsert, Line & Langehennig
                              P. O. Box 1655
                              Hereford, Texas  79045
                              Facsimile number:  (806) 364-9368

                    15.2 Notice of Change of Address. Any party may change the address to which such communications are to be directed to it by giving written notice to the other parties in the manner provided in Section 15.1.

               16.  General.

                    16.1 Entire Agreement. This Agreement, including the Annexes hereto, the Seller Documents and the Buyer Documents set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings, whether written or oral, among the parties or any of them, relating to the subject matter hereof.

                    16.2 Headings. The Article and Section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

                    16.3 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding the conflict of laws provisions thereof that would otherwise require the application of the law of any other jurisdiction. Venue for any proceeding brought by any party to this Agreement against another party hereto and related to or arising out of this Agreement shall lie exclusively in Deaf Smith County, Texas.

                    16.4 Counterparts. This Agreement may be executed in multiple counterparts (including counterparts executed by one party), each of which shall be an original, but all of which shall constitute a single agreement.

                    16.5 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but this Agreement shall not be assignable by any party without the prior written consent of the other parties. Subject to any hereinabove stated expiration dates applicable thereto, Sections 2.3, 3.5, 7.2, 7.3 and 7.4 of this Agreement and Articles 5, 6, 10, 11, 12, 13 and 14 of this Agreement shall survive the Closing.

                    16.6 Amendment. This Agreement may be amended only in a writing executed by the parties hereto which specifically states that it amends this Agreement.

                    16.7 No Waiver. Failure of any party to insist upon strict observance of or compliance with any term of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, or in the future.

                    16.8 Third Party Beneficiaries. Neither this Agreement nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies thereunder.

                    16.9 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and, to the extent permitted by law, any determination of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    16.10 Annexes. Each of the Annexes hereto constitutes part of this Agreement and by this reference are incorporated herein for all purposes hereof.

                    16.11 Risk of Loss. Title to, and risk of loss or destruction of or damage to, the Assets shall remain in and upon Seller until completion of the Closing, at which time they shall pass to Buyer.

                    16.12 Right of Inspection. Until the Closing, Buyer shall have the right to inspect the tangible Assets and make such non-destructive tests and evaluations of the same as it chooses, including, without limitation, environmental tests, and to examine all books and records maintained with respect to the same. All such inspections shall be conducted at reasonable times and conducted so as not to unreasonably interfere with the Business.

                    16.13 Substantial Casualty or Condemnation. If at any time prior to the Closing Date all or any portion of the Facilities is destroyed or damaged as a result of fire or any other casualty whatsoever and the cost of restoring such damage exceeds $10,000, or if all or any portion of the Properties or Facilities material for the operation of the Business is condemned or taken by eminent domain proceedings by any Governmental Authority or if a notice of any such prospective condemnation or taking is given by any Governmental Authority, then at the option of Buyer (exercised by written notice to Seller within fifteen (15) days after receipt of notice of such occurrence from Seller, this Agreement shall terminate and shall be canceled with no further liability of either party to the other (except for such obligations which expressly survive termination hereof). Seller shall give Buyer prompt written notice of any casualty or any actual or threatened taking of which Seller has actual knowledge.

                    16.14 Seller's and Buyer's Rights. If there is any partial or total damage or destruction or condemnation or taking, as set forth in Section 16.13, and if Buyer elects not to terminate (or is not permitted to terminate) this Agreement as herein provided, then (1) in the case of a taking, there shall be no adjustment to the Purchase Price but all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, and Seller shall further execute all assignments and any other documents or instruments as Buyer may reasonably request or as may be necessary to transfer all interest in all such proceeds to Buyer or to whomever Buyer shall direct, free and clear of any claims or encumbrances and
          (2) in the case of a casualty, there shall be no adjustment to the Purchase Price and Seller shall (i) assign to Buyer Seller's valid and unencumbered right, title and interest in and to all insurance proceeds paid or payable under all insurance policies required to be maintained by Seller hereunder (and to Seller's interest in such policies to the extent necessary to enforce Buyer's right to any proceeds thereunder), free and clear of any claims or defenses of the insurer and (ii) pay to Buyer the amount of any deductible under such policies (not to exceed the amount of the actual loss); provided that in the event Buyer determines prior to Closing that the amount collectible under such insurance policies together with the amount of the deductible is or will likely be less than the actual cost to restore the Facilities either because the same were underinsured by Seller or the insurer denies coverage for any reason, Buyer shall have the right to terminate this Agreement at or prior to Closing, unless Seller agrees to pay the uninsured deficiency.

                    16.15 Default. Should either party hereto fail to consummate the sale and purchase of the Assets in accordance with this Agreement, the party so failing shall be liable to the other party hereto for all losses and damages suffered by the other party, together with reasonable attorneys' fees and litigation expenses. Additionally, the non-defaulting party shall have all remedies available to it at law or in equity for the enforcement of this Agreement, including, without limitation, specific performance.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                   Seller:   CHAMPION FEEDERS, INC.

                                             By:
                                             Name:
                                             Title:

                                   Buyer:    TEJON RANCH FEEDLOT, INC.

                                             By:
                                             Name:
                                             Title:

                                   FOR THE SPECIFIC PURPOSES INDICATED
                                   HEREIN:

                                   Shareholders:
                                                  Dave Hopper


                                                  Gordon Dutterer


                                                  Joe Mendiburu


                                       ANNEX A


          Tract 1: All of the South 1/2 of section 39, block K-3, Deaf Smith County, Texas; Save and except a tract out of the southwest portion thereof, more particularly described by metes and bounds as follows, to-wit:

          Beginning at a point which is the southwest corner of section 39;

          Thence north along the west line of said section 39, 150 feet to a point in said west line;

          Thence east in a line parallel with the south line of said section 39 for a distance of 750 feet to a point;

          Thence south parallel with the west line of said section 150 feet to a point in the south line of said section 39;

          Thence west along the south line of said section 39, a distance of 750 feet to the place of beginning.

          Tract 2: The west one-half (W/2) of the northeast one-forth (NE/4) of section no. 39, Block K-3, Deaf Smith County, Texas.

          Tract 3:  The east 235.6 acres of section 40, Block K-3, S. K. &
          K. survey, Deaf Smith County Texas.

          Tract 4: 1.51 acres, 0.15 thereof being in a public road, out of the northeast part of the northwest 1/4 of section 10, Block K-3, cert no. 334, S. K. & K. survey, in Deaf Smith County, Texas, described by metes and bounds as follows, to-wit:

          Beginning at a point in the north line of section 40, 1983.33 feet east of a stone and iron pipe set at its northwest corner; Thence south 0 degrees 36 minutes 25 seconds west at 30 feet pass a 3/4 inch iron pipe in the south line of a public road, and at
          311.2 feet a 3/4 inch iron pipe by a corner post;
          Thence north 0 degrees 39 minutes east, at 277.3 feet pass a 3/4 inch iron pipe in the south line of a public road, and at 307.3 feet a point in the north line of said section; thence west with the north line of said section, 213.89 feet to the place of beginning.

          Tract 5: Easements created by instruments recorded in volume 237, page 288 and volume 256, page 445, deed records of Deaf Smith County, Texas.

                                       ANNEX B


          1997      Chevrolet Tahoe
          1989      Chevrolet 1/2 ton 4-T70
          1981      GMC 1/2 Ton
          1988      Ford 1/2 Ton
          1995      GMC 1/2 Ton
          1988      Chevrolet
          1994      GMC 3/4 ton (utility)
          1985      1 ton (stk. bed)
          1995      Ford 1/2 Ton
          1986      Ford 1/2 Ton Van
          1972      Ford 1/2 Ton
          1996      Livestock Trailer
          1991      J.D. 544-E loader
          1988      CAT 950 c loader
          1968      Chevrolet 2 Ton (hay)
          1975      International manure spreader
          1972      GMC 2 Ton (hay)
          1973      Ford 2 Ton Tank
          1973      GMC 2 Ton Tank
                    I.H. 1086 Tractor
          1995      J.D. 5400 Tractor
          1976      Chevrolet BJM
          1984      Chevrolet BJM
          1997      Chevrolet Oswalt
          1990      Chevrolet Oswalt
          1991      Chevrolet BJM
                    JD AMT 626
          1972      Wabco maintainer
          1993      Bush Hog Shredder
                    Hay Piler
          2         Lincoln welders
          1993      Heston Hay Grinder
                    Case Bobcat Loader
          1951      CAT D-7 Bulldozer
                    Overhead Gas Tank
          2         Butane Tanks
          3         Plows and Scrapers
          8         Chutes
          7         Horses
                    Office Equipment
                    Miscellaneous Small Tools, Equipment & Supplies

                                       ANNEX E


                    TWO YEAR BEST EFFORTS CATTLE FEEDING AGREEMENT

               The undersigned individuals shall, on a best efforts basis only, feed and market at rates and prices prevailing from time to time at the Champion Feeders feedlot located in Hereford, Texas, a combined total of approximately 7,000 head of finished cattle per year during the two years of (a) March 1, 1997 through February 28, 1998 (first year) and (b) March 1, 1998 through February 28, 1999 (second year). Therefore, this tow year best efforts cattle feeding agreement results in a targeted total number of cattle fed and marketed of 14,000 head over said two year period. It is further anticipated and understood that the targeted number of cattle fed and marketed in each of year one and in year tow may be above or below the 7,000 head targeted number per year, but the total cattle fed and marketed within said tow year period will be, on a best efforts basis, close to 14,000 head. It is anticipated and estimated that the approximate annual numbers fed and marketed by the undersigned individuals, on a best effort basis, will be as follows, with the understanding that each of the individuals listed below shall be focused on a responsible for his individual specific annual targeted number as shown below:

                    Names                    Targeted Number of Cattle
                                             Fed and Marketed per year

                    1.  Joe Mendiburu                  2,000

                    2.  Gordon Dutterer                4,000

                    3.  Dave Hopper                    1,000


                    TOTAL                              7,000

          Executed this ___ day of February, 1997


                                        Joe Mendiburu, Individually


                                        Gordon Dutterer, Individually


                                        Dave Hopper, Individually


                                       ANNEX F


          ITEM                                                      AMOUNT

          1.   Real property as described in Exhibit A:

               a.   399 acres upon which is situated
                    the feedyard facility and operationsthereof,
                    at $300.00 per acre.                           $119,700

               b.   237 acres in Conservation Reserve
                    Program, at $200.00 per acre.                    47,400

               c.   Total fixed plant and improvements
                    situated upon the real property including
                    but not limited to feed mill building,
                    feeding pens, water system and all other
                    feed yard fixed assets improvements.          3,009,000


          2.   Rolling stock equipment and machinery as
               described in Exhibit B.                              300,000

          3.   Goodwill                                              23,900

                                                                 $3,500,000


                                       ANNEX H

               COMPANY      DATES OF COVERAGE      COVERAGE      ORIGINAL
              COVERAGE                              AMOUNT        PREMIUM

           Hartford Steam  1/20/97-1/20/98           $1,500,000  $2,323.00
           Boiler          Boiler Machinery
           BMI-HN-         Deductible $1,500
           7314207-25      Business
                           Interruption
                           $225,000 included

           The Hartford    4/1/95-4/1/98                $50,000    $249.00
           Blanket Bond    Employee
           CBBLV4968       dishonesty profit
                           sharing plan
                           trustees
           Lawyers Surety  1/22/97-1/22/98                          $50.00
           Corp LSC474086  Outside
                           advertising bond

           Lexington       Feedlot Cattle       Deposit          $2,800.00
           Insurance       deductible $1,000    $10,000,000
           IF8790000015                         Occurrence
                                                .08HD + $4.95%
                                                Tax

           Texas Cattle    Group Health         Monthly          $4,697.54
           Feeders Assn.   Insurance            $2,000,000
           Group #0033164  Deductible $500      Maximum
                           Individual           Lifetime
                           Generally 80%        Benefit
                           Coinsurance

           Ranger          6/1/96-5/31/97       $1,000,000       $4,711.00
           Insurance       Commercial           Liability,
           TBA 0453380     Automobile           $5,000
                           Deductible $250      Personal
                                                Injury,
                                                $1,000,000
                                                Uninsured
                                                Motorist
           Ranger          6/1/97-5/31/97       $1,053,800       $6,789.00
           Insurance       Commercial           Property
           TXG 033331400   Property/Liability   General
                           Deductible $1,000    Liability &
                           90% Coinsurance      Inland Marine

           Frontier        10/1/96-10/1/97      $500,000        $39,465.00
           Insurance Co.   Worker's             Bodily injury
           of NY TWC 2770  Compensation         by accident,
                           Deductible $25,000   each accident
                                                $500,000
                                                Bodily injury
                                                by disease-
                                                policy limit:
                                                $500,000
                                                bodily injury
                                                by disease by
                                                employee